Exhibit 99.B(a)(6)

SSgA FUNDS

AMENDMENT NO. 27 TO

THE FIRST AMENDED AND RESTATED MASTER TRUST AGREEMENT

Abolishment of Existing Sub-Trust SSgA Yield Plus Fund

THIS AMENDMENT NO. 27 to the First Amended and Restated Master Trust Agreement, dated October 13, 1993, as amended (also referred to as the Agreement and Declaration of Trust), is made as of the 30th day of May, 2008:

WITNESSETH:

WHEREAS, the Trustees voted in favor of the closure and the abolishment of Class T and the establishment and designation thereof, including the filing of an amendment to the Agreement and Declaration of Trust to remove Class T as a class of shares of the Trust;

WHEREAS, at a duly constituted meeting of the Trustees held on April 1, 2008, the following resolutions were adopted by the Trustees:

RESOLVED, that the recommendation to liquidate and terminate the SSgA Yield Plus Fund (the “Fund”) as soon as reasonably practicable be, and it hereby is, approved.

RESOLVED, that SSgA Funds Management, Inc. (“SSgA FM” or the “Advisor”) and the officers of the SSgA Funds (the “Trust”) be, and they hereby are, authorized and empowered to take appropriate action to effect a liquidation of the Fund, including but not limited to implementation of a Plan of Liquidation and Termination and notifying shareholders of the liquidation and termination by supplement to the Trust’s registration statement.

WHEREAS, at a duly constituted meeting of the Trustees held on April 8, 2008, the following resolutions were adopted by the Trustees:

RESOLVED, that the actions taken by the officers and/or Advisor to the Trust with respect to the liquidation of the SSgA Yield Plus Fund be, and hereby is, ratified, confirmed and approved.

RESOLVED, that the Plan of Liquidation and Termination of the Fund (the “Plan”) in substantially the form attached hereto, be, and hereby is, ratified, confirmed and approved.

RESOLVED, that the notification to shareholders of the liquidation of the Fund in accordance with the Plan and as set forth on the sticker supplement to the Trust’s registration statement be, and it hereby is, ratified, confirmed and approved.

RESOLVED, that the proper officers of the Trust be, and each of them hereby is, authorized on behalf of the Trust to declare and pay such dividends and other distributions for the Fund as necessary or appropriate in anticipation of or in connection with the Fund’s liquidation to ensure qualification as a registered investment company within the meaning of Subchapter M of the Internal Revenue Code and avoid the application of any excise tax.

RESOLVED, that the proper officers of the Trust be, and they hereby are, authorized and directed to prepare and file an amendment to the Trust’s First Amended and Restated Master Trust Agreement dated October 13, 1993, as amended, with the Secretaries of State of Washington and Massachusetts and the Boston City Clerk to give effect to the foregoing resolutions.

RESOLVED, that the proper officers of the Trust be, and they hereby are, authorized on behalf of the Trust to execute such instruments or documents and take such other action, including providing notice of termination with respect to the Fund’s service provider arrangements and state securities registration, as they may deem necessary or desirable to effect the goals and purposes of the Plan.

NOW, THEREFORE,

The first paragraph of Section 4.2 of the Agreement and Declaration of Trust is hereby amended to read in pertinent part as follows:

“Section 4.2  Establishment and Designation of Sub-Trusts.  Without limiting the authority of the Trustees set forth in Section 4.1 to establish and designate any further Sub-Trusts, the Trustees hereby establish and designate the following Classes and Sub-Trusts:  (i) Institutional Class:  SSgA Money Market Fund, SSgA US Government Money Market Fund, SSgA S&P 500 Index Fund, SSgA Small Cap Fund, SSgA Disciplined Equity Fund, SSgA International Stock Selection Fund, SSgA Bond Market Fund, SSgA US Treasury Money Market Fund, SSgA Growth and Income Fund, SSgA Intermediate Fund, SSgA Prime Money Market Fund, SSgA Emerging Markets Fund, SSgA Tax Free Money Market Fund, SSgA Tuckerman Active REIT Fund, SSgA Life Solutions Income and Growth Fund, SSgA Life Solutions Balanced Fund, SSgA Life Solutions Growth Fund, SSgA High Yield Bond Fund, SSgA International Growth Opportunities Fund, SSgA Aggressive Equity Fund, SSgA IAM SHARES Fund, SSgA Large Cap Value Fund, SSgA Contrated Growth Opportunities Fund, SSgA Directional Core Equity Fund, SSgA Enhanced Small Cap Fund and SSgA Core Edge Equity Fund; (ii) Class R: SSgA Bond Market Fund Class R Shares, SSgA Aggressive Equity Fund Class R Shares, SSgA Core Opportunities Fund Class R Shares, SSgA Small Cap Fund Class R Shares, SSgA International Stock Selection Fund Class R Shares, SSgA Life Solutions Balanced Fund Class R Shares, SSgA Life Solutions Growth Fund Class R Shares, and SSgA Life Solutions Income and Growth Fund Class R Shares; and (iii) Select Class:  SSgA Emerging Markets Fund Select Class Shares. The Shares of each Sub-Trust and any Shares of any further Sub-Trusts that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some further Sub-Trust at the time of establishing and designating the same) have the following relative rights and preferences:”

The undersigned hereby certifies that the Amendment set forth above has been duly adopted in accordance with the provisions of the Master Trust Agreement.

IN WITNESS WHEREOF, the undersigned has hereunto set her hand as of the day and year first above written.

SSgA FUNDS

/S/ Carla L. Anderson
Carla L. Anderson
Assistant Secretary